RESTRICTED SHARE AWARD AGREEMENT
UNDER THE AVADEL PHARMACEUTICALS PLC
2020 OMNIBUS INCENTIVE COMPENSATION PLAN
Name of Grantee:
No. of Shares:
Grant Date:
Pursuant to the Avadel Pharmaceuticals plc 2020 Omnibus Incentive Compensation Plan, as amended through the date hereof (the “Plan”), Avadel Pharmaceuticals plc (the “Company”) hereby grants a Restricted Share Award (an “Award”) to the Grantee named above. Upon acceptance of this Award, the Grantee shall receive the number of ordinary shares, nominal value $0.01 per share (the “Ordinary Shares”), of the Company specified above, subject to the restrictions and conditions set forth herein and in the Plan. The Company acknowledges the receipt from the Grantee of consideration with respect to the nominal value of the Ordinary Shares in the form of cash, past or future services rendered to the Company by the Grantee or such other form of consideration as is acceptable to the Administrator.
1.Award. The Restricted Shares awarded hereunder shall be issued and held by the Company’s transfer agent in book entry form, and the Grantee’s name shall be entered as the shareholder of record on the books of the Company. Thereupon, the Grantee shall have all the rights of a shareholder with respect to such shares, including voting and dividend rights, subject, however, to the restrictions and conditions specified in Paragraph 2 below. The Grantee shall sign and deliver to the Company a copy of this Award Agreement.
2.Restrictions and Conditions.
(a)Any book entries for the shares of Restricted Shares granted herein shall bear an appropriate legend, as determined by the Administrator in its sole discretion, to the effect that such shares are subject to restrictions as set forth herein and in the Plan.
(b)Restricted Shares granted herein may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of by the Grantee prior to vesting.
(c)If the Grantee’s service as a member of the Board of Directors of the Company (the “Board”) is voluntarily or involuntarily terminated for any reason (including death) prior to vesting of Restricted Shares granted herein, all Restricted Shares shall immediately and automatically be forfeited and returned to the Company.
3.Vesting of Restricted Shares. The restrictions and conditions in Paragraph 2 of this Agreement shall lapse on the Vesting Date or Dates specified in the following schedule so long as the Grantee remains in service as a member of the Board on such Dates. If a series of Vesting Dates is specified, then the restrictions and conditions in Paragraph 2 shall lapse only with respect to the number of Restricted Shares specified as vested on such date.

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Incremental Number of Shares Vested	Vesting Date
[_]	[_]
Subsequent to such Vesting Date or Dates, the Shares on which all restrictions and conditions have lapsed shall no longer be deemed Restricted Shares. The Administrator may at any time accelerate the vesting schedule specified in this Paragraph 3.
4.Dividends. Dividends on Restricted Shares shall be paid currently to the Grantee.
5.Incorporation of Plan. Notwithstanding anything herein to the contrary, this Award shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 2(b) of the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.
6.Transferability. This Agreement is personal to the Grantee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution.
7.Tax Withholding. The Grantee shall, not later than the date as of which the receipt of this Award becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Administrator for payment of any Federal, state and local taxes required by law to be withheld on account of such taxable event. Except in the case where an election is made pursuant to Paragraph 8 below, the Company shall have the authority to cause the required minimum tax withholding obligation to be satisfied, in whole or in part, by withholding from Shares to be issued or released by the transfer agent a number of Shares with an aggregate Fair Market Value that would satisfy the minimum withholding amount due.
8.Election Under Section 83(b). The Grantee and the Company hereby agree that the Grantee may, within 30 days following the Grant Date of this Award, file with the Internal Revenue Service and the Company an election under Section 83(b) of the Internal Revenue Code. In the event the Grantee makes such an election, he or she agrees to provide a copy of the election to the Company. The Grantee acknowledges that he or she is responsible for obtaining the advice of his or her tax advisors with regard to the Section 83(b) election and that he or she is relying solely on such advisors and not on any statements or representations of the Company or any of its agents with regard to such election.
9.No Obligation to Continue as a Non-Employee Director. Neither the Plan nor this Agreement confers upon the Grantee any rights with respect to continuance as a Non-Employee Director.
10.Integration. This Agreement constitutes the entire agreement between the parties with respect to this Award and supersedes all prior agreements and discussions between the parties concerning such subject matter.
11.Data Privacy Consent. In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to, Social Security or other identification number,

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home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”). By entering into this Agreement, the Grantee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Grantee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate. The Grantee shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.
12.Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.
AVADEL PHARMACEUTICALS PLC
By:
    Title:
The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned. Electronic acceptance of this Agreement pursuant to the Company’s instructions to the Grantee (including through an online acceptance process) is acceptable.
Dated:
Grantee’s Signature

Grantee’s name and address:

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